                                                                 EXHIBIT 12 (a) & (b)

                                                                 METRIS COMPANIES INC.
                                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                (DOLLARS IN THOUSANDS)


                                                                     Year Ended December 31,
                                                           2001       2000        1999        1998       1997        1996
                                                           ----       ----        ----        ----       ----        ----
Earnings before income taxes, extraordinary loss and
     cumulative effect of accounting change: (1) ...    $421,868    $322,911    $191,316    $ 93,248    $61,883    $32,546


Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense ................     166,280     133,006      55,841      30,513     11,951      4,106
     Interest factor of rental expense .............       7,274       6,023       3,706       2,134      1,313        378
                                                        --------    --------    --------    --------    -------    -------
     Total fixed charges ...........................     173,554     139,029      59,547      32,647     13,264      4,484

Total available earnings ...........................    $595,422    $461,939    $250,863    $125,895    $75,147    $37,030

Ratio of earnings to fixed charges .................        3.43        3.32        4.21        3.86       5.67       8.26


(1)  As defined in Item 503(d) of Regulation S-K.




                                                                       EXHIBIT 12 (b)

                                                                    METRIS COMPANIES INC.
                                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                   (DOLLARS IN THOUSANDS)



                                                               Year Ended December 31,
                                                                 2001        2000        1999        1998        1997       1996
                                                                 ----        ----        ----        ----        ----       ----
Earnings before income taxes, extraordinary loss and
     cumulative effect of accounting change: (1) ..........    $421,868    $322,911    $191,316    $ 93,248    $61,883    $32,546


Preferred dividend requirement ............................    $ 34,771    $ 31,624    $ 24,586    $  1,100    $    --    $    --
Ratio of earnings before tax expense to net income ........        1.62        1.63        1.66        1.63         --         --

Preferred dividends (2) ...................................    $ 56,355    $ 51,421    $ 40,773    $  1,789    $    --    $    --

Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense .......................     166,280     133,006      55,841      30,513     11,951      4,106
     Interest factor of rental expense ....................       7,274       6,023       3,706       2,134      1,313        378
                                                               --------    --------    --------    --------    -------    -------
                                                               173,554     139,029      59,547      32,647     13,264      4,484
                                                               --------    --------    --------    --------    -------    -------
     Total fixed charges and preferred dividends ..........     229,908     190,450     100,320      34,436     13,264      4,484

Total available earnings ..................................    $595,422    $461,940    $250,863    $125,895    $75,147    $37,030

Ratio of earnings to fixed charges and preferred dividends .       2.59        2.43        2.50        3.66       5.67       8.26


(1)  As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.